                                 Exhibit (m)(2)

                           OCEAN STATE TAX-EXEMPT FUND
                            CLASS I DISTRIBUTION PLAN

1. The Plan. This Plan dated as of February 10, 2000 (the "Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act") of OCEAN STATE TAX- EXEMPT FUND (the "Fund). This Plan applies solely to the Financial Intermediary Class, or ("Class I Shares"), of the Fund.

2. Definitions. As used in this Plan, "Qualified Recipients" shall mean broker-dealers or others selected by Van Liew Securities Inc. (the "Distributor"), including but not limited to any principal underwriter of the Fund, with which the Fund or the Distributor has entered into written agreements in connection with this Plan ("Class I Plan Agreements") and which have rendered assistance (whether direct, administrative, or both) in the distribution and/or retention of the Fund's Financial Intermediary Shares. "Qualified Holdings" shall mean, as to any Qualified Recipient, all Financial Intermediary Shares beneficially owned by such Qualified Recipient, or beneficially owned by its brokerage customers, other customers, other contacts, investment advisory clients, or other clients, if the Qualified Recipient was, in the sole judgment of the Distributor, instrumental in the purchase and/or retention of such shares and/or in providing administrative assistance or other services in relation thereto.

3. Certain Payments Permitted. Subject to the direction and control of the Board of Trustees of the Fund, the Fund may make payments ("Class I Permitted Payments") to Qualified Recipients. Class I Permitted Payments may be made directly, or through the Distributor. Class I Permitted Payments may not exceed, for any fiscal year of the Fund (as adjusted for any part or parts of a fiscal year during which payments under this Plan are not accruable or for any fiscal year which is not a full fiscal year) a rate fixed from time to time by the Board of Trustees, but in any event not in excess of 0.25 of 1% of the average annual net assets of the Fund represented by the Class I Shares. Such payments shall be made only out of the Fund assets allocable to the Financial Intermediary Shares. The Distributor shall have sole authority to: (i) select or reject Qualified Recipients; and (ii) allocate the amount of Class I Permitted Payments, if any, to each Qualified Recipient, provided that the total Class I Permitted Payments to all Qualified Recipients do not exceed the amount set forth above or such lesser amount as the Board of Trustees may determine.

         The Distributor is authorized, but not directed, to take into account, in addition to any other factors deemed relevant by it, the following factors with respect to the allocation of Class I Permitted Payments: (a) the amount of the Qualified Holdings held by a Qualified Recipient; (b) the extent to which the Qualified Recipient has, at its expense, taken steps in the shareholder servicing area with respect to holders of Financial Intermediary Shares, including without limitation any or all of the following activities: (i) answering customer inquiries regarding account status and history and the manner in which purchases and redemptions of Class I Shares of the Fund may be effected; (ii) assisting shareholders in designating and changing dividend options, account designations and addresses; (iii) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (iv) assisting in processing purchase and redemption transactions; (v) arranging for the wiring of funds; (vi) transmitting and receiving funds in connection with customer orders to purchase or redeem shares;
(vii) verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts;
(viii) furnishing (either alone or together with other reports sent to a shareholder by such person) monthly and year end statements and confirmations of purchases and redemptions; (ix) transmitting, on behalf of the Fund, proxy statements, annual reports, updating prospectuses and other communications from the Fund to its shareholders; (x) receiving, tabulating and transmitting to the Fund proxies executed by shareholders with respect to meetings of shareholders of the Fund; and (xi) providing such other related services as the Distributor or a shareholder may request from time to time; and (c) the possibility that the Qualified Holdings of the Qualified Recipient would be redeemed in the absence of its selection or continuance as a Qualified Recipient. Notwithstanding the foregoing, a majority of the Independent Trustees (as defined below) may remove any person as a Qualified Recipient. Amounts within the above limits accrued to a Qualified Recipient but not paid during a fiscal year may be paid thereafter; if less than the full amount is accrued to all Qualified Recipients, the difference will not be carried over to subsequent years.

4. Other Payments Authorized. In addition, if and to the extent that any of the payments listed below are considered to be "primarily intended to result in the sale of shares" issued by the Fund within the meaning of the Rule, such payments are authorized under the Plan: (a) the costs of the preparation and printing of all reports and notices to shareholders; (b) the costs of the preparation and printing of all prospectuses; (c) the costs of preparation and printing of any proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of the Fund's Class I Shares; (d) all legal and accounting fees relating to the preparation of any such reports, prospectuses, proxies and proxy statements; (e) all fees and expenses relating to the qualification of the Fund and/or its shares under the securities or "Blue Sky" laws of any jurisdiction; (f) all fees under the Securities Act of 1933 (the "1933 Act") and the 1940 Act, including fees in connection with any sale of the Fund's Class I Shares; (g) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; and (h) all costs of the preparation and mailing of confirmations of shares sold or redeemed or share certificates, and reports of share balances.

5. Reports. While this Plan is in effect, the Fund's Distributor shall report at least quarterly to the Fund's Trustees in writing for their review on the following matters: (i) all Class I Permitted Payments made under Section 3 of the Plan, the identity of the Qualified Recipient of each payment, and the purposes for which the amounts were expended; and (ii) all fees of the Fund to the Distributor paid or accrued during such quarter. In addition, if any such Qualified Recipient is an affiliated person, as that term is defined in the 1940 Act, of the Fund, the Adviser, or the Distributor, such person shall agree to furnish to the Distributor for transmission to the Board of Trustees of the Fund an accounting, in form and detail satisfactory to the Board of Trustees, to enable the Board of Trustees to make the determinations of the fairness of the compensation paid to such affiliated person, not less often than annually.

6. Class I Plan Agreements. In the case of a Qualified Recipient which is a principal underwriter of the Fund, the Class I Plan Agreement shall be the agreement contemplated by

Section 15(b) of the 1940 Act since each such agreement must be approved in accordance with, and contain the provisions required by, the Rule. In the case of Qualified Recipients which are not principal underwriters of the Fund, the Class I Plan Agreements with them shall be their agreements with the Distributor with respect to payments under this Plan, provided, however, that "Related Agreements" entered into under the distribution plan of the Fund in effect prior to the effective date of this Plan and not terminated at or prior to such effective date may, at the Distributor's discretion, be deemed to be "Class I Plan Agreements" for purposes of this Plan and that, as and to the extent necessary to give effect to this proviso, defined terms used in such agreements shall be deemed to have the meanings assigned to their appropriate counterparts in this Plan and the provisions of such agreements, which shall otherwise remain in full force and effect, are deemed to be appropriately modified.

7. Disinterested Trustees. While this Plan is in effect, the selection and nomination of those Trustees of the Fund who are not "interested persons" of the Fund shall be committed to the discretion of such disinterested Trustees. Nothing herein shall prevent the involvement of other Trustees in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such disinterested Trustees.

8. Effectiveness, Continuation, Termination and Amendment. To the extent required under the 1940 Act, this Plan has been approved by a vote of the Trustees of the Fund and of those Trustees (the "Independent Trustees") who are not "interested persons" as defined in the 1940 Act of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan, cast in person at a meeting called for the purpose of voting on this Plan. This Plan is effective as of the date first above written and shall, unless terminated as hereinafter provided, continue in effect from year to year after such approval only so long as such continuance is specifically approved at least annually by the Fund's Trustees and its Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the outstanding voting shares of the Fund. This Plan may not be amended to increase materially the amount of payments to be made without the approval of at least a "majority" (as defined in the 1940
Act) of the outstanding voting securities of the Financial Intermediary Class and all amendments must be approved by a vote of the Trustees, including the Independent Trustees, cast in person at a meeting called for such purpose.


                                       3